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                                                                 Exhibit (h)(29)

                       AMENDMENT TO THE SUB-ADMINISTRATION
                        AND ACCOUNTING SERVICES AGREEMENT

      THIS AMENDMENT is made as of October 1, 2001 (the "Effective Date"), by and between PFPC INC., a Massachusetts corporation ("PFPC") and ABN AMRO INVESTMENT FUND SERVICES, INC. (f/k/a Alleghany Investment Services), an Illinois corporation (the "Administrator").

                                    RECITALS

      WHEREAS, PFPC provides sub-administration and accounting services to the Administrator pursuant to a Sub-Administration and Accounting Services Agreement, dated April 1,2000, as amended to date (the "Agreement").

      WHEREAS, in addition to the services described in the Agreement, the Administrator desires that PFPC provide the Administrator's service providers with Internet access to certain fund portfolio data using PFPC DataStation ("DataStation"), all in accordance with the terms of this Amendment; and

      WHEREAS, the Administrator and PFPC desire to amend the Agreement to provide for such services and corresponding fees.

      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PFPC and the Administrator, intending to be legally bound hereby, agree as follows.

1. Amendments to the Agreement.

      (a) All references to "Alleghany Investor Services" in the Agreement shall be replaced with references to "ABN AMRO Investment Fund Services, Inc.".

      (b) The Agreement is hereby amended to add a Section 16(xi) which shall read in full as follows:

            "(xi). PFPC DataStation Access Services. PFPC shall provide to the Administrator the DataStation Internet access services as set forth on Schedule A attached hereto and made a part hereof, as such Schedule A may be amended from time to time. Access to DataStation shall be limited to persons authorized by an officer of the Administrator ("Authorized Persons"). An Authorized Person's access to DataStation may be limited by setting forth such limitation in a written document signed by both parties hereto. The Administrator shall provide PFPC with a written request indicating the number of user logon IDs

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            reasonably required by the Administrator: The Administrator shall be solely responsible for the maintenance of any logon ID supplied by PFPC to the Administrator."

      (b) Schedule A is hereby added to the Agreement to read in full as set forth in such Schedule to this Amendment.

2. Miscellaneous.

      (a) Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed. In the event of a conflict between the terms hereof and the Agreement, as to the Internet services, this Amendment shall control.

      (b) This Amendment, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.

      IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

ABN AMRO INVESTMENT FUND
SERVICES, INC. (f/k/a Alleghany Investment
Services)

By: /s/Gerald Dillenburg
-------------------------------------
Name: Gerald Dillenburg
Title: Sr. Managing Director

PFPC INC.

By: /s/ Stephen M Wynne
-------------------------------------
Name: Stephen M Wynne
Title: Executive Vice President

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                                   Schedule A

                               DATASTATION ACCESS

                                    SERVICES

1. PFPC SERVICES

      (a) Provide Internet access to PFPC DataStation ("DataStation") at www.pfpcdatastation.com (the "Site") for Fund portfolio data otherwise supplied by PFPC to Administrator service providers via other electronic and manual methods (the "Services"). Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances, and (iii) net asset value-related data (NAV and net asset, distribution and yield detail).

      (b) Supply each of the Authorized Persons specified on Exhibit B as permissible users of Datastation (the "Users") with a logon ID and Password;

      (c) Provide to Users access to the information listed in (a) above using standard , inquiry tools and reports. Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be negotiated and billed separately.

      (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

      (e) Monitor the telephone lines involved in providing the Services and inform the Administrator promptly of any malfunctions or service interruptions.

2. DUTIES OF THE ADMINISTRATOR AND THE USERS

      (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

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      (b)   Keep logon IDs and passwords confidential and notify PFPC
            immediately in the event that a logon II) or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person,

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3: STANDARD OF CARE; LIMITATIONS OF LIABILITY

      (a) Notwithstanding anything to the contrary contained in the Agreement or this Exhibit A, PFPC shall be liable for direct damages incurred by the Administrator and which arising out of PFPC's failure to perform its duties and obligations described in this Exhibit A to the extent such damages constitute willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Exhibit A.

      (b) The Administrator acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC's provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others: The Administrator agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC's standard of care above.

      (c) Without limiting the generality of the foregoing or any other provisions of this Exhibit A or the Agreement, PFPC shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

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4. FEES FOR DATASTATION SERVICES.

As consideration for the performance by PFPC of the Services, the Administrator will pay the fees set forth below and any additional fees set forth in a separate fee letter or work order as agreed between the parties from time to time:

NUMBER OF PORTFOLIOS                             MONTHLY FEE
-------------------------------------    ---------------------------------------
            1-2                          $250

            3-5                          $250 + $85 per portfolio over 2

            6-10                         $505 + $65 per portfolio over 5

           11-15                         $830 + $50 per portfolio over 10

           16-20 .                       $1,080 + $35 per portfolio over 15

           over 20                       $1,250 + $30 per portfolio over 20

5. DURATION. This Amendment shall continue until terminated by the Administrator or by PFPC on ninety (90) days' prior written notice to the other party. In the event the Administrator gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and sub-administration services agent(s) or other service provider will be borne by the Administrator:

6. MISCELLANEOUS. In the event of a conflict between specific terms of this Exhibit A and the Agreement, this Exhibit A shall control as to the Internet Services.